Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto

Vice President and

Chief Financial Officer

609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

YEAR END RESULTS

BURLINGTON, NEW JERSEY – June 03, 2009  Franklin Electronic Publishers, Incorporated (NYSE AMEX Equities US:FEP), a world leader in electronic handheld information, today reported results for its fiscal year ended March 31, 2009. The Company reported a net loss of $7,128,000, or $.86 per share, for the fiscal year ended March 31, 2009 compared with net income of $2,535,000, or $.31 per share, last year. The current year’s loss includes non-cash one-time charges of $4,119,000 as well as other one-time charges of $1,404,000. The non-cash charges related to impairment to the carrying value of goodwill allocated to the Company’s data conversion subsidiary, Kreutzfeldt Electronic Publishing GmbH (KEP) in Germany, impairment of the value of Franklin’s licensed Rolodex® Electronics trademark, the partial write-down of future tax benefits related to the Company’s deferred tax asset and inventory valuation adjustment related to the current economic climate. The other one-time charges related to severance accruals as a result of the reduction in the Company’s global workforce and other operating cost reductions and costs related to the liquidation of the Company’s subsidiary KEP. Excluding the impact of the one-time charges, the Company’s net loss for the fiscal year 2009 would have been $1,605,000.

Sales for the fiscal year decreased 19% to $46,025,000 compared to $57,081,000 reported during last year. Sales in all business operations have experienced declines, with the exception of the Company’s Proximity Division which experienced increased sales primarily due to increased technology licensing revenue during the year. Additionally, several sales orders totaling approximately $700,000, scheduled to ship in our fiscal fourth quarter, were shifted to ship in the first quarter of fiscal 2010 at the request of our customers. Overseas sales were negatively impacted by $611,000 due to the strength of the U.S. dollar, primarily in relation to the Euro.

Total revenue for the fiscal year ended March 31, 2009 of $46,775,000 included $750,000 reflected as “other operating revenue” that the Company received as a result of a settlement with a licensing partner. Last year’s revenue included $3,500,000 that the Company received from two distribution partners, Seiko Instruments, Inc (SII) and Seiko U.K. Ltd.

The Company reported a loss for the fourth quarter of fiscal 2009 of $6,467,000, or $.78 per share, primarily from the aforementioned one-time charges, compared with a loss of $1,057,000, or $.13 per share for the same period in the prior year. For the three months ended March 31, 2009, sales were $8,063,000 compared with $11,383,000 in the same period in the prior year.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated “This has been an extremely difficult year. A lack of consumer confidence continued to plague the retail sector into our fiscal fourth quarter which contributed to our shortfall in sales. In published reports by the U.S. Commerce Department, retail sales during the first calendar quarter of 2009, our fiscal fourth quarter, declined 8.8% compared to the same period last year. Included in this decline, were the two key categories affecting Franklin, consumer electronics and book. Both were especially hit hard during two months of the quarter; consumer electronics declined by 11.3% in February and book declined 10% in March compared to the prior year. While we continue to maintain focus on the execution of our strategic initiatives, we have been diligent in our efforts to streamline costs and announced a 22% reduction in our global workforce during the fourth quarter of fiscal 2009 which, combined with other operating costs reductions, we expect will generate savings of approximately $3,600,000 in future periods. We continued to generate cash and have finished the year with cash on hand in excess of $12,000,000 and remained debt free.” Mr. Lipsky added, “Our efforts to streamline our business are enabling us to operate more efficiently and preserve cash and liquidity to carry us through this challenging economic cycle.”

About Franklin

Franklin Electronic Publishers, Incorporated (NYSE AMEX Equities US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 52,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

(in thousands, except for per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
SALES	$8,063	$11,383	$46,025	$57,081
OTHER OPERATING REVENUE	750	500	750	3,500

TOTAL REVENUE	8,813	11,883	46,775	60,581

GROSS MARGIN	3,823	6,533	22,816	31,921

INCOME (LOSS) BEFORE INCOME TAXES	(3,691)	(1,142)	(4,289)	2,772

NET INCOME (LOSS)	(6,467)	(1,057)	(7,128)	2,535

INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.78)	$(0.13)	$(0.86)	$0.31
Diluted	$(0.78)	$(0.13)	$(0.86)	$0.30

WEIGHTED AVERAGE COMMON SHARES:
Basic	8,277	8,251	8,273	8,236
Diluted	8,277	8,424	8,273	8,458